SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Mercury General Corporation
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4484 Wilshire Boulevard
Los Angeles, California 90010
________________________________
NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT

To The Shareholders of
Mercury General Corporation
Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California on May 11, 2016 at 10:00 a.m., for the following purposes:

1.	To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified; and

2.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 17, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.
BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary

Los Angeles, California
March 30, 2016

MERCURY GENERAL CORPORATION
4484 Wilshire Boulevard
Los Angeles, California 90010
_______________________________
PROXY STATEMENT
The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 11, 2016, at The Wilshire Country Club, 301 Rossmore Avenue, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about March 30, 2016.
All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.
A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.
Shareholders of record at the close of business on March 17, 2016 will be entitled to vote at the meeting. As of that date, 55,254,171 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.
VOTING
In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than ten persons.
Pursuant to applicable New York Stock Exchange (“NYSE”) rules, your broker will not have discretion to vote absent direction from you on the matters to be presented at the Annual Meeting because such matters are considered “non-routine” within the meaning of such rules.
The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 3).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 30, 2016 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is
c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
George Joseph	18,809,743	(1)	34.0%
Gloria Joseph	9,160,000	(1)	16.6%
BlackRock, Inc.	5,402,935	(2)	9.8%
Capital Income Builder	2,809,700	(3)	5.1%
Gabriel Tirador	50,906	(4)	*
Theodore Stalick	6,907	(4)	*
Robert Houlihan	24,105	(4)	*
Allan Lubitz	19,763	(4)	*
Bruce A. Bunner	—		*
Michael D. Curtius	22,874		*
James G. Ellis	—		*
Christopher Graves	18,395	(4)	*
Richard E. Grayson	—		*
Martha E. Marcon	—		*
John G. Nackel	—		*
Donald P. Newell	12,700		*
Glenn S. Schafer	—		*
Donald R. Spuehler	3,200		*
All Executive Officers and Directors	19,005,470	(4)	34.4%

*	Less than 1.0% of the outstanding Common Stock.

(1)
As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on January 26, 2016, indicating beneficial ownership as of December 31, 2015 of 5,402,935 shares of the Company’s common stock with the sole power to vote or direct the vote of 5,316,038 shares and the sole power to dispose or to direct the disposition of 5,402,935. The Amendment to Schedule 13G filed by BlackRock amends the most recent Schedule 13G filing made by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission by Capital Income Builder on February 16, 2016, indicating beneficial ownership as of December 31, 2015 of 2,809,700 shares of the

Company’s common stock with the sole power to vote or direct the vote of 0 shares and the sole power to dispose or to direct the disposition of 0 shares of the Company’s common stock. The Amendment to Schedule 13G filed by Capital Income Builder amends the most recent Schedule 13G filing made by Capital Income Builder. The address of Capital Income Builder is 333 South Hope Street, Los Angeles, California 90071.

(4)
The table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 30, 2016: Mr. Tirador, 12,500; Mr. Graves, 12,000; Mr. Houlihan, 15,000; Mr. Stalick, 2,500; and Mr. Lubitz, 2,500. The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company.
In October 2015, the Board of Directors increased the size of the Board from ten to twelve directors and appointed Dr. John G. Nackel and Mr. Glenn S. Schafer to fill the vacancies. The Board of Directors has determined to reduce the size of the Board of Directors from twelve to nine directors effective at the Annual Meeting when the terms of service for Messrs. Richard E. Grayson, Bruce A. Bunner and Christopher Graves will expire. Messrs. Grayson, Bunner and Graves have served as members of the Board of Directors since 1985, 1991 and 2012, respectively, and each has brought valuable insight and expertise to the Board of Directors during his tenure.
The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. The proxy will not be voted for more than nine nominees.
The table below indicates the position with the Company, tenure as director and age of each nominee as of March 30, 2016.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	94	1961	(1)
Gabriel Tirador	President, Chief Executive Officer and Director	51	2003
Michael D. Curtius	Director	65	1996
James G. Ellis	Director	69	2014
Martha E. Marcon	Director	67	2008
John G. Nackel	Director	64	2015
Donald P. Newell	Director	78	1979	(1)
Glenn S. Schafer	Director	66	2015
Donald R. Spuehler	Director	81	1985

(1)	Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Each of these individuals was elected a director of the Company in 1985.

Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors. Other than Mr. Joseph being an uncle to Charles Toney, the Company’s Vice President and Chief Actuary, there are no family relationships among any of the Company’s directors, executive officers or nominees for director or executive officer.
Each nominee for election to the Board of Directors has extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, the directors have developed attributes and skills in management of capital, risk and operations. In addition, a majority of the directors have longstanding relationships with the Company, with five of the nine director nominees serving on the Board of Directors or in executive positions with the Company for at least 18 years and with average Board tenure of more than 18 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s market and business operations, policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described starting on page 8 under “Director Nomination Process.”
Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.
George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 50 years’ experience in all phases of the property and casualty insurance business. The Company believes that Mr. Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well as his role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.
Gabriel Tirador, President and Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President since October 2001. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 20 years’ experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.
Michael D. Curtius has been retired since August 2012. From October 2000 to August 2012, Mr. Curtius was a consultant to the Company. He served as President and Chief Operating Officer of the Company from May 1995 until October 2000, and as Vice President and Chief Claims Officer of the Company from October 1987 until May 1995. The Company believes that Mr. Curtius’ operational and claims management expertise and his longstanding experience in executive management positions with the Company qualify him for service on the Board of Directors.
James G. Ellis currently serves as the Dean of the Marshall School of Business at the University of Southern California (USC) and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and Chief Executive Officer of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis also serves on the boards of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company. The Company believes that Mr. Ellis’ extensive experience in executive management and senior academic positions qualify him for service on the Board of Directors.
Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. During 2008, Ms. Marcon provided consulting services to KPMG LLP. Ms. Marcon also serves on the board of directors and chairs the audit committee of The Independent Order of Foresters and its U.S.-based financial services subsidiaries, which is an international insurance and financial services organization. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor with KPMG LLP for more than 30 years qualify her for service on the Board of Directors.
John G. Nackel, Ph.D. currently serves as Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC, a healthcare consulting firm that Dr. Nackel founded in 2007. Previously, Dr. Nackel spent 25 years with Ernst &

Young LLP, and served as its Global Managing Partner of Healthcare Services, and also as Chief Executive Officer of Ingenix Consulting, a division of United HealthCare. Dr. Nackel also serves on the board of directors of The Ensign Group, Inc., a NASDAQ-listed provider of skilled nursing, rehabilitative care services, home health, home care, hospice care, assisted living and urgent care services. Dr. Nackel is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (HIMSS). He is a senior member of the Institute of Industrial Engineers (IIE). The Company believes that Dr. Nackel’s extensive board and executive-level management and consulting experience, his broad experience in public accounting with Ernst & Young LLP and his valuable leadership and management insights qualify him for service on the Board of Directors.
Donald P. Newell has been retired since May 2007. Between January 2001 and May 2007, Mr. Newell was Senior Vice President and General Counsel of SCPIE Holdings Inc., an insurance holding company. Mr. Newell also served as a director of SCPIE Holdings Inc. prior to January 15, 2007. For more than 25 years prior to January 2001, Mr. Newell was a partner of the law firm of Latham & Watkins LLP in Los Angeles and San Diego, California. The Company believes that Mr. Newell’s legal, regulatory and corporate governance expertise, along with his experience as partner and in senior management positions with Latham & Watkins LLP and SCPIE Holdings Inc., qualify him for service on the Board of Directors.
Glenn S. Schafer has been retired since December 2005. Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager since 2007, and currently serves as non-executive Chairman. Mr. Schafer also serves on the board of directors as lead independent director of Genesis HealthCare, Inc., a post-acute care provider, as well as on the board of directors of GeoOptics, Inc., an environmental earth observation company. Prior to his retirement, Mr. Schafer held various positions at Pacific Life Insurance Company, having served as Vice Chairman from April 2005 until his retirement, President and a director from 1995 until his retirement, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. The Company believes that Mr. Schafer’s extensive financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies, his experience in leadership positions within the insurance industry, his experience overseeing a wide range of financial products and his experience on several boards of directors and board committees qualify him for service on the Board of Directors.
Donald R. Spuehler has been retired since February 1995. From February 1992 through January 1995, Mr. Spuehler was of counsel to the law firm of O’Melveny & Myers in Los Angeles, California. For more than 20 years prior to February 1992, Mr. Spuehler was a partner of O’Melveny & Myers LLP. The Company believes that Mr. Spuehler’s extensive legal and taxation expertise, as well as his experience as a partner with O’Melveny & Myers LLP and his experience related to executive compensation matters qualify him for service on the Board of Directors.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.
CORPORATE GOVERNANCE
Corporate Governance Documents
The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Information - Corporate Governance” link. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence
NYSE rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of twelve directors. The size of the Board of Directors will be reduced from twelve directors to nine directors effective at the Annual Meeting. The Board has determined that each of Bruce A. Bunner, James G. Ellis, Richard E. Grayson, Martha E. Marcon, John G. Nackel, Donald P. Newell, Glenn S. Schafer and Donald R. Spuehler has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. Joseph, Tirador and Graves currently serve as executive officers of the Company, and Mr. Curtius was provided health benefits through the Company until August 2014.
To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.
Board Leadership Structure
Leadership of the Company is currently shared between Mr. Joseph, Chairman of the Board of Directors, and Mr. Tirador, President and Chief Executive Officer. Mr. Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed President in 2001 and Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Mr. Newell has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.
Board of Directors and Committees
The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2015 each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Four directors attended the Annual Meeting of Shareholders in 2015.
The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal accounting controls and overseeing the statutory audit committees of the Company’s insurance subsidiaries. The Audit Committee currently consists of Martha E. Marcon, Donald P. Newell and Donald R. Spuehler, with Martha Marcon acting as Chair. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and

Exchange Commission (the “SEC”) and that Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held four meetings in 2015.
The Company has a Compensation Committee currently consisting of Donald R. Spuehler, John G. Nackel and Glenn S. Schafer, with Donald R. Spuehler acting as Chair. Prior to February 5, 2016, the Compensation Committee consisted of Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson, with Donald R. Spuehler acting as Chair. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held two meetings in 2015. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions and administering the Company’s 2015 Incentive Award Plan, Senior Executive Incentive Bonus Plan and Annual Incentive Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.
The Company has a Nominating/Corporate Governance Committee currently consisting of Donald P. Newell, Martha E. Marcon and Donald R. Spuehler, with Donald P. Newell acting as Chair. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held two meetings in 2015. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.
The Company has an Investment Committee currently consisting of George Joseph, Gabriel Tirador, James G. Ellis and Glenn S. Schafer, with James G. Ellis acting as Chair. Prior to February 5, 2016, the Investment Committee consisted of George Joseph, Gabriel Tirador, Richard E. Grayson, James G. Ellis and Christopher Graves, with Richard E. Grayson acting as Chair. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2015. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.
The Board of Directors’ Role in Risk Oversight
The Company’s management is primarily responsible to manage risk and inform the Board of Directors regarding the most material risks confronting the Company. The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.
Executive Sessions of Non-Management Directors
The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Donald P. Newell, Chair of the Nominating/Corporate Governance Committee, presides at these meetings. During 2015, the Board held four executive sessions of its non-management directors, including at least one such session with only independent directors.
Director Nomination Process
Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/ Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Except for Dr. Nackel and Mr. Schafer who were appointed to the Board of Directors in October 2015, each of the nominees for election as director at the 2016 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2015. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for reelection.
Communication with Directors
Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation – Non-Management Directors, P.O. Box 36662, Los Angeles, California 90036. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.
Code of Business Conduct and Ethics
The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Methodology
Objectives. The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, under the direction of the Compensation Committee, to tie total compensation to the Company’s business and financial performance, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.
Role of Management. Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Messrs. Joseph and Tirador retain the authority to establish compensation for all other executive officers and annually review compensation and responsibilities of all other executive officers.
The Company’s compensation program is designed to provide executive officers with total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. Joseph and Tirador and as determined by Messrs. Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.
The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.
Benchmarking and Compensation Consultants. The Compensation Committee did not review comparable company information in setting executive compensation during the past two years, but instead has relied upon experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The Chief Executive Officer and Chairman of the Board do not review comparable company information in setting compensation levels for other executive officers of the Company, but generally establish compensation based on historical compensation levels for each executive officer and merit increases determined appropriate due to the performance of the executive officer, and for new executive officers based on the responsibilities and expertise of each individual executive officer and the position to which the executive officer is appointed. While the Company engaged a compensation consultant to assist in the initial development of the Annual Incentive Plan in 2010, it does not engage a compensation consultant for annual compensation determinations.
Components of Executive Compensation
The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term incentives and other benefits.
Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is initially determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salary of Mr. Joseph, Chairman of the Board, and Mr. Tirador, Chief Executive Officer, is determined on an annual basis by the Compensation Committee. In addition to cash compensation, both Mr. Joseph and Mr. Tirador receive director fees for their participation on the Board of Directors.
Pursuant to the standing resolution described above, Mr. Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. Joseph and Tirador. Salary increases are generally effective as of March 1 of the applicable year. Annual salary for 2015 and 2016 for each of Messrs. Joseph and Tirador, and Messrs. Theodore Stalick, Senior Vice President and Chief Financial Officer, Allan Lubitz, Senior Vice President and Chief Information Officer, and Robert Houlihan, Vice President and Chief Product Officer, are set forth in the table below:

Name	2015 Annual Salary	2016 Annual Salary	Percent Change
George Joseph	$990,000	$1,020,000	3.0%
Gabriel Tirador	920,000	950,000	3.3%
Theodore Stalick	570,359	590,322	3.5%
Allan Lubitz	434,916	450,138	3.5%
Robert Houlihan	393,005	404,795	3.0%

Annual Cash Bonuses. In addition to base salary, the Company seeks to provide a substantial portion of total compensation for executive officers through annual cash bonuses based on performance criteria. The Company has two performance-based annual cash bonus plans, the Senior Executive Incentive Bonus Plan (the “Senior Plan”) and the Annual Incentive Plan (the “AIP”). The Senior Plan and the AIP are referred to in this Proxy Statement collectively as the Bonus Plans.
The Company awards cash bonuses to participants under the Bonus Plans based upon Company performance goals established by the Compensation Committee and individual performance of the participant during the applicable performance period. The Bonus Plans are administered by the Compensation Committee, with day-to-day administration of the AIP delegated to the Company’s Chief Executive Officer and his designees.
Only Messrs. Joseph and Tirador participate in the Senior Plan. All other employees of the Company and its subsidiaries, including the other named executive officers, are eligible to participate in the AIP, except those who participate in other incentive programs, such as employees of the Company’s Auto Insurance Specialists LLC ("AIS") and Workmen’s Auto Insurance Company ("WAIC") subsidiaries and certain employees and executive officers within the Company’s investment and legal departments. Employees and executive officers within the Company’s AIS and WAIC subsidiaries are compensated under policies of those companies, employees and executive officers within the Company’s investment department are awarded annual cash bonuses based on the financial performance of the

Company’s investment portfolio, certain employees within the Company’s legal department are awarded annual cash bonuses based on their management of assigned cases, and certain employees within the Company’s marketing department are awarded annual cash bonuses pursuant to an incentive plan designed specifically for the marketing department.
The Compensation Committee establishes the target incentive percentages and Company and/or individual performance goals for the named executive officers under the Bonus Plans, with the Company’s Chief Executive Officer or his designee making recommendations to the Compensation Committee for the employees and job classifications as well as the target incentive percentages and Company and individual performance goals applicable to participants other than the Chairman of the Board and the Chief Executive Officer.
Company performance goals under the Bonus Plans may be based on one or more financial or operational criteria established by the Compensation Committee for each plan year including, without limitation: underwriting income, underwriting results, premium growth, operating income return on equity, customer satisfaction, revenue, sales, financial ratios and other performance metrics as the Compensation Committee deems appropriate under the circumstances. Company performance goals under the Bonus Plans are evaluated against the Company’s performance on a consolidated basis. The target incentive percentages and performance goals under the Bonus Plans will vary among participants and may change from plan year to plan year. Non-employee directors of the Company are not eligible to participate in the Bonus Plans.
The Compensation Committee seeks to establish performance goals and bonus targets that will provide incentive to all Company employees, including the named executive officers, for the Company to achieve financial performance that will generate return on capital levels that are in excess of the return on capital generally achieved in the industry in which the Company operates and that reflect improvement on return on capital levels that the Company is currently achieving.
2015 Bonus Amounts
For the 2015 plan year, the Compensation Committee established the following target and maximum bonus percentages of base earnings for each of the named executive officers based on the Company’s performance against the performance goals approved under the Bonus Plans:

Name	Target Bonus Percentage	Maximum Bonus Percentage
George Joseph	120%	193.5%
Gabriel Tirador	120%	193.5%
Robert Houlihan	80%	161.3%
Allan Lubitz	75%	151.2%
Theodore Stalick	60%	120.9%

Target and maximum bonus percentages for 2015 for each of the named executive officers were consistent with the target and maximum bonus percentages for 2014.
For the 2015 plan year, the Company performance goals for annual incentive awards under the Bonus Plans were based on the Company’s Earned Premium Growth and Combined Ratio during 2015, each determined in accordance with United States generally accepted accounting principles (“GAAP”), after including a predetermined amount charged as an internal cost for catastrophes (including for reinsurance coverage purchased specifically to cover catastrophic losses) and excluding the impact of catastrophic losses, net of any reinsurance recoveries. The Compensation Committee established (a) minimum performance thresholds for GAAP Earned Premium Growth of negative 10% and GAAP Combined Ratio of 99.4% necessary to receive any bonus under the Bonus Plans, (b) GAAP Earned Premium Growth equal or between negative 1.9% and positive 3% and GAAP Combined Ratio of 97.8% necessary to receive the target bonus under the Bonus Plans and (c) GAAP Earned Premium Growth of greater than 5% and GAAP Combined Ratio of 94.0% or lower necessary to receive the maximum bonus under the Bonus Plans. For purposes of determining bonus amounts between the threshold and maximum levels, the Compensation Committee approved the performance thresholds and bonus percentages set forth in the table below, with the final bonus percentage being the product of the bonus percentage earned for Combined Ratio performance multiplied by the bonus percentage earned for Combined Ratio performance. Combined Ratios are not rounded between performance levels, but the bonus percentages are interpolated on a linear basis for Combined Ratios between performance levels. For the 2015 plan year, the performance of the Company’s WAIC subsidiary was excluded from Company performance for purposes of determining achievement of performance targets under the Bonus Plans.

Combined Ratio	Bonus Percentage
Greater than 99.4%	0%
99.4%	71%
99%	76%
98.4%	86%
98%	95%
97.8%	100%
96%	110%
95%	114%
94.0% and lower	129%

Earned Premium Growth	Bonus Percentage
Less than -10%	0%
Equal or between -8 to -10%	50%
Equal or between -5% to -7.9%	75%
Equal or between -2% to -4.9%	90%
Equal or between -1.9% to 3%	100%
Equal or between 3.1% to 5%	110%
Greater than 5%	125%

In addition, for 2015 the Bonus Plans permitted each participant’s supervisor to determine on a discretionary basis the participant’s individual performance rating, with any participant who is rated outstanding performance, exceeds expectations or fully achieved expectations receiving 100% of the participant’s target bonus, and any participant who is rated partially meets expectations or does not meet expectations not being eligible for a bonus, and additionally the overall contribution to the Company during 2015 by the participant relative to others in the participant’s department and in similar positions in the Company. In addition, the AIP in 2015 permitted each AIP participant’s supervisor to apply a multiplier of between 0.75 and 1.25 to the participant’s bonus after application of the corporate achievement multiplier based on the supervisor’s discretionary determination. The Bonus Plans also permitted for 2015 the Compensation Committee discretion to reduce each participant’s bonus to zero in the event the participant’s individual performance warrants such reduction.
During 2015, the Company achieved 4.93% GAAP Earned Premium Growth and a 99.27% GAAP Combined Ratio after including a predetermined amount charged as an internal cost for catastrophes (including for reinsurance coverage purchased specifically to cover catastrophic losses) and excluding the impact of catastrophic losses, net of any reinsurance recoveries, and the performance of the Company’s WAIC subsidiary, which resulted in 72.6% and 110% bonus factors for GAAP Earned Premium Growth and GAAP Combined Ratio, respectively, as established by the Compensation Committee. To determine the participant’s specific bonus based on Company performance, the Company performance percentages are multiplied together and the product thereof is multiplied by the respective named executive officer’s target bonus percentage. This resulted in an overall corporate performance achievement percentage of 80% of target bonus. No discretionary adjustments were made to bonus determinations for any named executive officer participating in the Bonus Plans for 2015 based on individual performance and they all received a 100% multiplier for individual performance.
Based on the Company’s financial performance during 2015, the bonuses earned by Messrs. Joseph, Tirador, Stalick, Lubitz and Houlihan were as follows:

Name	Target Bonus Percentage	Combined Performance Percentage	Management Discretion Multiplier	Personal Goal Percentage	Final Bonus Percentage	Base Earnings (1)	2015 Performance Bonus
George Joseph	120%	80%	N/A	100.0%	96%	$1,003,267	$963,136
Gabriel Tirador	120%	80%	N/A	100.0%	96%	931,933	894,656
Robert Houlihan	80%	80%	1.0	100.0%	64%	398,007	254,725
Allan Lubitz	75%	80%	1.0	100.0%	60%	440,451	264,271
Theodore Stalick	60%	80%	1.0	100.0%	48%	578,133	277,504

(1)	Base earnings represents base salary paid during 2015, which differs from base annual salary due to the timing of the Company's weekly payroll cycle.

2016 Bonus Targets
For the 2016 plan year, the Compensation Committee established the following target and maximum bonus percentages of base earnings for each of the named executive officers based on the Company’s performance against the performance goals approved under the Bonus Plans:

Name	Target Bonus Percentage	Maximum Bonus Percentage
George Joseph	120%	172.5%
Gabriel Tirador	120%	172.5%
Robert Houlihan	80%	143.8%
Allan Lubitz	75%	134.8%
Theodore Stalick	60%	107.8%
Target bonus percentages for 2016 percentages for each of the named executive officers were consistent with the target bonus for 2015. Maximum bonus percentages for 2016 percentages for each of the named executive officers were reduced from the target bonus for 2015 to more closely align employee performance incentives to achieve desired return on capital levels, while managing the compensation provided to all Company employees, including executive officers. The Compensation Committee also approved an objective formula for determining bonus amounts between the threshold and maximum levels which weights GAAP Earned Premium Growth and GAAP Combined Ratio evenly.
For the 2016 plan year, the Compensation Committee has established Company performance goals for annual incentive awards under the Bonus Plans based on the GAAP Earned Premium Growth and GAAP Combined Ratio of the Company during 2016, after including a predetermined amount charged as an internal cost for catastrophes (including for reinsurance coverage purchased specifically to cover catastrophic losses) and excluding the impact of catastrophic losses, net of any reinsurance recoveries, and the Operating Income Return on Equity of the Company during 2016 without including such adjustments. For the 2016 plan year, the performance of the Workmen’s Auto subsidiary and any acquisition during the 2016 Plan year, costs and expenses associated with reorganizations or consolidations completed during the 2016 Plan year and costs, expenses or other amounts incurred as a result of an adverse decision related to the false advertising order to show cause portion of the pending California Department of Insurance notice of non-compliance will also be excluded from the Company’s the GAAP Earned Premium Growth and GAAP Combined Ratio for purposes of determining incentive awards under the Bonus Plans. In addition, for 2016 the Bonus Plans permit each participant’s supervisor to determine on a discretionary basis the participant’s individual performance rating with any participant who is rated outstanding performance, exceeds expectations or fully achieved expectations receiving 100% of the participant’s target bonus and any participant who is rated partially meets expectations or does not meet expectations not being eligible for a bonus and additionally the overall contribution to the Company during 2016 by the participant relative to others in the participant’s department and in similar positions in the Company. In addition, the AIP in 2016 permits each AIP participant’s supervisor to apply a multiplier of between 0.75 and 1.25 to the participant’s bonus after application of the corporate achievement multiplier based on the supervisor’s discretionary determination. The Bonus Plans also permit for 2016 the Compensation Committee’s discretion to reduce each participant’s bonus to zero in the event the participant’s individual performance warrants such reduction.
Long-Term Incentive Compensation. Long-term incentive compensation generally includes awards granted under the Company’s 2015 Incentive Award Plan (the “Plan”), which was approved by shareholders in May 2015. Awards available under the Plan include a variety of stock-based compensation such as stock options, restricted stock, restricted stock units ("RSUs"), dividend equivalent awards, stock payment awards, stock appreciation rights and performance awards which can be a cash bonus award or other incentive award paid in cash. The objective of granting long-term incentive awards under the Plan is to align executive officers’ interests with the longer term interests of shareholders. These awards, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award amounts are based on individual performance, level of responsibility, the executive officer’s potential to make significant contributions to the Company and award levels at other similar companies.
The Company currently issues primarily performance-vesting RSUs and from time to time makes stock option grants to executive officers and other employees. The performance-vesting RSUs represent the right to earn and receive a number of shares of Common Stock based on the achievement of specific performance requirements. The performance-vesting RSUs and stock options are intended to further align executive officer compensation to the performance of the Company over a multi-year period. The individual grants to named executive officers are subjectively determined based on a number of factors, including, the executive officer’s responsibility level and functional role within the Company.
In 2013, the Compensation Committee issued performance-vesting RSUs to executive officers that were eligible to vest if and to the extent that the Company’s GAAP Earned Underwriting Income or annual GAAP Earned Underwriting Income and Net Premium Growth during the three-year period ended December 31, 2015 achieve or exceed the threshold performance levels established by the Compensation Committee. Based on the Company’s GAAP Earned Underwriting Income of $130,975,000 and Net Premium Growth of 4.71% during the three-year period ending December 31, 2015, the RSUs vested as follows:

Name	Target RSUs	GAAP Earned Underwriting Income Vesting Percentage	Net Premium Growth Vesting Percentage	RSU Vesting Percentage	RSUs Vested
George Joseph	10,000	139.77%	133.875%	187.114%	18,711
Gabriel Tirador	10,000	139.77%	133.875%	187.114%	18,711
Allan Lubitz	6,000	139.77%	133.875%	187.114%	11,227
Robert Houlihan	6,000	139.77%	133.875%	187.114%	11,227
Theodore Stalick	4,000	139.77%	133.875%	187.114%	7,485

In 2014, the Compensation Committee issued performance-vesting RSUs to executive officers that vest if and to the extent that the Company’s GAAP Earned Underwriting Income or annual GAAP Earned Underwriting Income and Net Premium Growth during the three-year period ending December 31, 2016 achieve or exceed the threshold performance levels established by the Compensation Committee.
In 2015, the Compensation Committee issued performance-vesting RSUs to executive officers that vest if and to the extent that the Company’s GAAP Earned Underwriting Income or annual GAAP Earned Underwriting Income and Net Premium Growth during the three-year period ending December 31, 2017 achieve or exceed the threshold performance levels established by the Compensation Committee.
In February 2016, the Compensation Committee issued performance-vesting RSUs to executive officers that vest if and to the extent that the Company’s GAAP Earned Underwriting Income or annual GAAP Earned Underwriting Income, Net Premium Growth and Operating Income Return on Equity during the three-year period ending December 31, 2018 achieve or exceed the threshold performance levels established by the Compensation Committee. The 2016 grants to the Company’s named executive officers are as follows: each of Mr. Joseph and Mr. Tirador: 10,000 “target” RSUs which may vest for up to 18,750 shares of Common Stock at “maximum” performance; each of Mr. Stalick, Mr. Lubitz, and Mr. Houlihan: 6,000 “target” RSUs which may vest for up to 11,250 shares of Common Stock at “maximum” performance.
When stock options are granted, the grants are recommended to the Compensation Committee by management, are considered and approved by the Compensation Committee in connection with the quarterly Board of Directors meetings and are granted on or about the date of the meeting at 100% of fair market value of Company stock on the date of grant. No stock options were granted to the named executive officers during 2015.
Other Benefit Programs. The Company’s executive compensation program also includes what the Compensation Committee believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the

Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: all named executive officers are provided with the personal use of company-owned automobiles and parking, and the Company pays club dues on behalf of Mr. Joseph.
Consideration of Nonbinding Advisory Vote on Executive Compensation
At the Company’s 2014 Annual Meeting of Shareholders, shareholders holding more than 99% of the votes cast on the proposal voted to approve the compensation of the Company’s named executive officers. The Compensation Committee has considered these results with management and with the full Board of Directors and determined that no specific changes were necessary in its compensation policies and decisions with respect to 2016 as a result of the 2014 vote. The Compensation Committee intends to continue to consider the results of shareholder votes regarding the Company’s named executive officers.
Section 162(m)
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to certain of its named executive officers to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Certain performance-based compensation approved by the Company’s shareholders may be eligible for an exemption from this deduction limit provided that certain procedural requirements are met. Generally, in structuring compensation for the Company’s named executive officers, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.
Conclusion
With compensation based on annual base salary, performance-based cash bonuses, long term equity incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders.
The Compensation Committee
Donald R. Spuehler, Chair
John G. Nackel
Glenn S. Schafer
Compensation Risks Assessment
Management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Summary Compensation Table
The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus (1)	RSU Awards (2)	Stock Option Awards (3)	Non-Equity Incentive Plan (4)	All Other Compensation (5)	Total
George Joseph	2015	$988,960	$42,052	$537,500	—	$963,136	$44,522	$2,576,170
Chairman of the Board	2014	959,028	40,000	450,000	—	1,182,738	43,657	2,675,423
	2013	930,991	38,835	368,200	—	1,078,772	47,568	2,464,366

Gabriel Tirador	2015	$918,701	$39,335	$537,500	—	$894,656	$55,755	$2,445,947
President, Chief Executive	2014	888,805	38,085	450,000	—	1,099,768	59,061	2,535,719
Officer and Director	2013	861,004	37,078	368,200	332,301	997,665	65,328	2,661,576

Theodore Stalick	2015	$569,869	$25,016	$322,500	—	$277,504	$20,075	$1,214,964
Senior Vice President and	2014	553,643	24,324	270,000	—	342,595	23,500	1,214,062
Chief Financial Officer	2013	539,656	23,671	147,280	78,954	312,659	23,325	1,125,545

Allan Lubitz	2015	$434,402	$19,122	$322,500	—	$264,271	$17,684	$1,057,979
Senior Vice President and	2014	419,284	18,509	270,000	—	324,379	25,473	1,057,645
Chief Information Officer	2013	404,288	17,717	220,920	78,954	292,659	16,548	1,031,086

Robert Houlihan	2015	$392,370	$17,176	$322,500	—	$254,725	$20,606	$1,007,377
Vice President and	2014	379,052	15,822	270,000	—	312,661	20,475	998,010
Chief Product Officer	2013	364,223	15,287	220,920	78,954	281,113	12,928	973,425

(1)
Represents the annual one-half-month’s bonus awarded to all employees of the Company plus $250 bonuses provided for participation in the Company’s wellness program and $1,000 (family coverage) or $800 (two party coverage) bonuses provided for enrollment in the Company’s high deductible health plan program.

(2)
Reflects the aggregate fair value of awards granted as of the applicable grant date calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) adopted by the Financial Accounting Standards Board. Grant date fair value for the RSUs granted to the named executive officers is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2015 to each of the following named executive officers would be: $1,007,813 (in the case of each of Mr. Joseph and Mr. Tirador) and $604,688 (in the case of each of Mr. Stalick, Mr. Lubitz and Mr. Houlihan). Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2014 to each of the following named executive officers would be: $843,750 (in the case of each of Mr. Joseph and Mr. Tirador) and $506,250 (in the case of each of Mr. Stalick, Mr. Lubitz and Mr. Houlihan). Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2013 to each of the following named executive offers would be: $828,450 (in the case of each of Mr. Joseph and Mr. Tirador), $331,380 (in the case of Mr. Stalick) and $497,070 (in the case of each of Mr. Lubitz and Mr. Houlihan). For additional information about the assumptions used in calculating the grant date fair value of these awards, refer to the notes to the Company’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2015, 2014, and 2013, as filed with the SEC. The three-year performance period for the 2013 RSU grants is complete and awards were earned based on Company performance during the performance period. The three-year performance period for the 2014 and 2015 RSU grants are still open.

(3)
Represents the aggregate fair value of stock options granted as of the applicable grant date calculated in accordance with ASC 718. The values were calculated using the Black-Scholes valuation model and pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information about the assumptions used in calculating the grant date fair value of these awards, refer to the notes to the Company’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2015, 2014, and 2013, as filed with the SEC.

(4)	Represents awards to Messrs. Joseph and Tirador under the Senior Plan and to Messrs. Stalick, Lubitz and Houlihan under the AIP, as described in more detail under “Annual Cash Bonuses” above.

(5)	See All Other Compensation table below.
All Other Compensation
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Director Fees	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2015	$32,000	$12,522	—	$44,522
	2014	32,000	11,657	—	43,657
	2013	32,000	15,568	—	47,568

Gabriel Tirador	2015	$32,000	$14,480	$9,275	$55,755
	2014	32,000	17,961	9,100	59,061
	2013	32,000	24,403	8,925	65,328

Theodore Stalick	2015	—	$10,800	$9,275	$20,075
	2014	—	14,400	9,100	23,500
	2013	—	14,400	8,925	23,325

Allan Lubitz	2015	—	$8,409	$9,275	$17,684
	2014	—	16,373	9,100	25,473
	2013	—	7,623	8,925	16,548

Robert Houlihan	2015	—	$11,331	$9,275	$20,606
	2014	—	11,375	9,100	20,475
	2013	—	4,003	8,925	12,928

(1)
Represents for Mr. Joseph personal use of company automobile and parking in the amounts of $6,378, $6,437, and $7,203, in 2015, 2014, and 2013, respectively, and club dues of $6,144, $5,220, and $8,365 in 2015, 2014, and 2013, respectively; for Mr. Tirador personal use of company automobile and parking in the amounts of $14,480, $17,961, and $18,513, in 2015, 2014, and 2013 respectively, and travel expenses for a family member accompanying Mr. Tirador while on business travel during 2013 in the amount of $5,890; for Mr. Stalick automobile and parking allowance; for Mr. Lubitz personal use of company automobile and parking in the amounts of $8,409, $8,411, and $7,623 in 2015, 2014, and 2013, respectively, and travel expenses for Mr. Lubitz during 2014 in the amount of $7,962; and for Mr. Houlihan personal use of company automobile and parking.

(2)	Represents the Company’s matching contributions under a 401(k) option in the profit sharing plan.
Grants of Plan-Based Awards
The following table contains information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
George Joseph	2/20/2015	$427,392	$1,203,290	$1,941,322	1,250	10,000	18,750	$537,500
Gabriel Tirador	2/20/2015	397,003	1,118,319	1,803,290	1,250	10,000	18,750	537,500
Theodore Stalick	2/20/2015	92,357	346,880	699,180	750	6,000	11,250	322,500
Allan Lubitz	2/20/2015	87,953	330,338	665,838	750	6,000	11,250	322,500
Robert Houlihan	2/20/2015	84,776	318,406	641,786	750	6,000	11,250	322,500

(1)	Represents threshold, target and maximum performance-based awards to Messrs. Joseph and Tirador under the Senior Plan and to Messrs. Stalick, Lubitz and Houlihan under the AIP.

(2)
Represents threshold, target and maximum number of performance-based RSUs eligible to be earned following completion of a three-year performance period ending December 31, 2017 based on the Company’s achievement of established GAAP Earned Underwriting Income and annual GAAP Earned Underwriting Income and Net Premium Growth targets. Up to 187.5% of the target number of performance-based RSUs granted to each named executive officer will vest if, and to the extent that, the Company’s underwriting income and premium growth during such three-year period achieves or exceeds the threshold performance levels established by the Compensation Committee. Each RSU that is earned represents a contingent right to receive one share of the Company’s Common Stock upon vesting.

(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under ASC 718.
Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
The Company's executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Fiscal 2015 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.
Outstanding Equity Awards at 2015 Fiscal Year-End
The following table includes certain information with respect to the value of all unexercised options and unvested RSUs previously awarded to the named executive officers at December 31, 2015.

	Option Awards (1)				Stock Awards (2)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
George Joseph	—	—	—	—	38,711	$1,802,771

Gabriel Tirador	12,500	25,000	$42.46	04/26/23	38,711	$1,802,771

Theodore Stalick	2,500	5,000	$45.30	07/26/23	19,485	$907,416

Allan Lubitz	2,500	5,000	$45.30	07/26/23	23,227	$1,081,681

Robert Houlihan	10,000	—	$47.61	02/13/18	23,227	$1,081,681
	5,000	5,000	$45.30	07/26/23

(1)	All stock option awards have a term of ten years from the date of grant and become exercisable in four equal installments on the first through fourth anniversaries of the grant date.

(2)
Stock awards granted in 2013, 2014 and 2015 will vest based upon the Company’s performance during three-year performance periods ending on December 31, 2015, 2016 and 2017, respectively, if and to the extent the Company achieves, during each such performance period, threshold performance levels established by the Company’s Compensation Committee. The number of RSUs reflected in the table above represents the estimated possible payouts assuming threshold performance under such awards, except for the 2013 stock award which reflects the actual payout upon vesting in February 2016.

Option Exercises and Stock Vested
There were no stock options exercised or stock acquired on vesting of RSU awards during the fiscal year ended December 31, 2015.
Equity Compensation Plan Information
As of December 31, 2015, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan (1)	332,000	$49.85	—
2015 Equity Incentive Plan (2)	99,250	—	4,800,750
Equity compensation plans not approved by security holders	—	—	—
Total	431,250	$49.85	4,800,750

(1)	Includes 164,000 shares subject to performance-based RSUs (336,938 shares at maximum performance). The 2005 Plan expired on January 1, 2015.

(2)	Consists solely of shares subject to performance-based RSUs (186,094 shares at maximum performance).
Summary Director Compensation Table
The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2015 to directors other than Messrs. Joseph and Tirador whose director compensation is disclosed above in the “All Other Compensation Table.”

Name	Fees Earned or Paid in Cash
Bruce A. Bunner	$35,000
Michael D. Curtius	32,000
James G. Ellis	32,500
Christopher Graves	32,000
Richard E. Grayson	41,500
Martha E. Marcon	60,000
John G. Nackel	8,000
Donald P. Newell	65,000
Glenn S. Schafer	8,000
Donald R. Spuehler	55,000
During 2015, each of the Company’s directors received a $4,000 quarterly retainer and $4,000 for each board of directors meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees receive additional compensation for service on Board committees. The chair of the Audit Committee received an annual retainer of $5,000 and received $5,000 per Audit Committee meeting attended in person, and each member of the Audit Committee received $3,000 per Audit Committee meeting attended in person. The chair of the Compensation Committee received an annual retainer of $4,000 and received $2,000 per Compensation Committee meeting attended in person, and each member of the Compensation Committee received $1,500 per meeting attended (other than meetings held on the date of meetings of the entire Board of Directors). The chair of the Nominating/Corporate Governance Committee received an annual retainer of $2,000 and $1,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $1,000 per meeting attended in person plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. The chair of the Investment Committee received a fee of $2,000 and each non-management member of the Investment Committee received $1,500 per meeting attended in person. The lead independent director received an annual retainer of $15,000. None of the Company's non-employee directors receive equity awards.
In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
During fiscal year 2015, Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson were members of the Compensation Committee, with Donald R. Spuehler acting as Chair. Effective February 2, 2016, the Compensation Committee was reorganized to be comprised of Donald R. Spuehler, John G. Nackel and Glenn S. Schafer, with Donald R. Spuehler acting as Chair. No member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2015.

RELATED PERSON TRANSACTIONS
Related Party Transaction Approval Policy
The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board of Directors has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.
Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/ Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.
Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.
George Toney, the nephew of George Joseph and the brother of Charles Toney, the Company’s Chief Actuary, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 2015, the Company paid commissions to that agency in accordance with the Company’s standard agency contract of $925,998. Louise Toney, George Joseph’s sister, is an employee of and receives compensation from the agency.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Martha E. Marcon (chair), Donald P. Newell and Donald R. Spuehler.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board.
The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants, if any, is compatible with their independence.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

February 4, 2016	The Audit Committee
Martha E. Marcon, Chair
Donald R. Spuehler
Donald P. Newell
Audit Fees for Fiscal 2015 and 2014
The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Audit Fees (1)	$2,374,100	$2,290,829
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)
Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.
Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.
Selection of Independent Auditors
The Audit Committee is responsible to select the independent auditors to audit the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K. The Audit Committee selected KPMG LLP during 2015 as independent auditors to audit the Company’s financial statements for 2015 and to review the Company’s interim financial statements for the first three quarters of 2016. During the next few months, as part of its normal selection process, the Audit Committee expects to select the independent auditors to audit the Company’s annual financial statements for 2016 and to review the Company’s interim financial statements for the first three quarters of 2017.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors
The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-audit services below established dollar threshold amounts. Additional audit or non-audit services, or provision of non-audit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company’s equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2015 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. No reporting person of the Company made a late filing under Section 16(a) for transactions occurring in fiscal year 2015. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and a representation that such reports accurately reflect all reportable transactions as holdings.
SHAREHOLDER PROPOSALS
Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company no later than November 30, 2016, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company no later than January 11, 2017 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.
ANNUAL REPORTS
Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).
The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 17, 2016. Upon request, the Company will furnish the Annual Report to any shareholder.
BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary

Los Angeles, California
March 30, 2016

MERCURY GENERAL CORPORATION

MERCURY GENERAL CORPORATION
ATTN: JUDY WALTERS
4484 WILSHIRE BOULEVARD
LOS ANGELES, CA 90010

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 George Joseph	02 Martha E. Marcon	03 Donald R. Spuehler	04 Glenn S. Schafer	05 Donald P. Newell
06 John G. Nackel	07 Michael D. Curtius	08 Gabriel Tirador	09 James G. Ellis	

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000277229_1 R1.0.1.25

Important: Please sign exactly as your name appears on the Company's Common Stock Certificate as set forth above. When signing as Attorney, Executor, Administrator, Trustee, Guardian or otherwise, give your full title as such. Each joint tenant should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap are available at www.proxyvote.com

MERCURY GENERAL CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 11, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MERCURY GENERAL CORPORATION

The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the "Company") hereby constitutes and appoints George Joseph, Gabriel Tirador and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 11, 2016, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed.

ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company's Profit Sharing Plan, I instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy by May 10, 2016 at midnight, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares. I also understand that my vote will be held in the strictest confidence. ESOP participants in the plan may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

0000277229_2 R1.0.1.25

Continued and to be signed on reverse side